FOR IMMEDIATE RELEASE

TOY BIZ AND MARVEL TRUSTEE ANNOUNCE CONSUMMATION OF MARVEL'S
PLAN OF REORGANIZATION AND COMBINATION OF MARVEL INTO TOY BIZ

New York, October 1, 1998 -- Toy Biz, Inc. (NYSE: TBZ) and Marvel Entertainment Group, Inc. (OTC Bulletin Board: MRVGQ) announced today that the plan of reorganization for Marvel Entertainment Group that was proposed by Toy Biz and Marvel Entertainment Group's senior secured lenders has been consummated and that Marvel Entertainment Group has merged with, and become a wholly-owned subsidiary of, Toy Biz. Toy Biz also announced that it has changed its name to Marvel Enterprises Inc. and that the trading symbol for its common stock on the New York Stock Exchange has been changed to "MVL".

The plan of reorganization for Marvel Entertainment Group was confirmed on July 31, 1998 by the United States District Court for the District of Delaware, which has been administering the Marvel Entertainment Group Chapter 11 bankruptcy cases.

Pursuant to the plan, holders of fixed senior secured indebtedness of Marvel Entertainment Group will receive 7,900,000 shares of 8% Cumulative Convertible Exchangeable Preferred Stock of Marvel Enterprises, 13,100,000 shares of Marvel Enterprises common stock, up to approximately $232 million in cash (including approximately $81 million in payment of debtor-in-possession financing) and an interest in a litigation trust which will pursue various bankruptcy avoidance and related litigation claims currently held by Marvel Entertainment Group. Each share of the 8% Cumulative Convertible Exchangeable Preferred Stock is convertible into 1.039 shares of Marvel Enterprises common stock.

As previously announced, unsecured pre-petition creditors of Marvel Entertainment Group will receive up to $8 million in cash, four-year warrants to purchase up to 1,750,000 shares of Marvel Enterprises common stock at a price of $17.25 per share, three-year warrants to purchase 832,500 shares of Marvel Enterprises common stock at a price of $12.00 per share, six-month warrants to purchase 936,563 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), four-year warrants to purchase 1,618,750 shares of Marvel Enterprises common stock at a price of $18.50 per share, an interest in the litigation trust created to pursue bankruptcy avoidance claims and an interest in a second trust created to pursue litigation claims against Ronald O. Perelman, who formerly controlled Marvel Entertainment Group, and various related entities and individuals.

Also as previously announced, holders of Marvel Entertainment Group common stock and holders of various securities litigation claims arising out of the purchase or sale of Marvel Entertainment Group common stock will receive three-year warrants to purchase 2,867,500

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shares of Marvel Enterprises common stock at a price of $12.00 per share, six-month warrants to purchase 1,838,438 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), four-year warrants to purchase 4,856,250 shares of Marvel Enterprises common stock at a price of $18.50 per share and an interest in the litigation trust created to pursue claims against Mr. Perelman and those related entities and individuals. LaSalle National Bank, which serves as the trustee for three classes of bonds issued by Marvel Entertainment Group's parent companies, will receive, in settlement of litigation claims, three-year warrants to purchase 300,000 shares of Marvel Enterprises common stock at a price of $12.00 per share, six-month warrants to purchase 225,000 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), and four-year warrants to purchase 525,000 shares of Marvel Enterprises common stock at a price of $18.50 per share.

The distribution of cash and warrants to the unsecured pre-petition creditors litigation claimants and common stockholders of Marvel Entertainment Group will not occur until further proceedings in the District Court relating to Marvel Entertainment Group's bankruptcy have been completed. Marvel Enterprises intends to announce the approximate date of those distributions after the conclusion of those proceedings.

Marvel Enterprises financed the acquisition in part with the proceeds of a $200 million, one year bridge loan which it intends to refinance with the proceeds of either a bond offering or a term bank loan.

Joseph Ahearn, who continues in his position as President and CEO of Marvel Enterprises, commented, "The combination of these two businesses creates a company able to fully develop the potential of Marvel Entertainment Group's library of widely-recognized characters through media and related products."

Marvel Enterprises, Inc. is a leading entertainment-based marketing and licensing company operating in the licensing, comic book publishing, toy, trading card and children's activity sticker business on a worldwide basis.

Forward-Looking Statements: Except for historical information contained herein, the statements in this news release regarding Marvel Enterprises' products, Marvel Enterprises' ability to refinance its bridge loan used to finance its acquisition of Marvel Entertainment Group, licensing relationships and growth plans are forward-looking statements that are dependent upon certain risks and uncertainties, including Marvel Enterprises' ability to integrate Marvel Entertainment Group's business, the level of media exposure or the popularity of Marvel Enterprises' characters and trademarks, consumer acceptance of Marvel Enterprises' new product introductions, the effectiveness of Marvel Enterprises' changes to its trading card and publishing distributions, a decrease in the level of media exposure or popularity of Marvel Enterprises characters resulting in declining revenues based on such

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characters, the lack of continued commercial success of properties owned by major licensors which have granted Marvel Enterprises licenses for its sports and entertainment trading card and sticker businesses, unanticipated costs or delays in completing projects associated with Marvel Enterprises' new ventures including media, interactive software and on-line services and theme restaurants, or the ability of Marvel Enterprises to make its information systems year 2000 compliant, Marvel Enterprises' dependence on Chinese manufacturers, U.S. trade relations with China, and weakness in recent years in the comic book, trading card and children's activity sticker markets. Those and other risks and uncertainties are described in Marvel Enterprises' and Marvel Entertainment Group's filings with the Securities and Exchange Commission, including their respective Annual Reports on Form 10K and Quarterly Reports on Form 10Q.

                                       ###

Contact:

Jennifer Hendrickson
Shandwick
212/591-9820

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